SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 3, 2011

Cameron International Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-13884	76-0451843
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1333 West Loop South, Suite 1700, Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 713-513-3300

Not Applicable

(Registrant’s Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

On June 3, 2011, Cameron notified holders of its 2.50% Convertible Senior Notes due 2026 (CUSIP Nos. 13342BAA3 and 13342BAB1) (the “Notes”) that it is exercising its right to redeem for cash all of the outstanding Notes.  The Notes will be redeemed on July 6, 2011 at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest up to, but not including, the redemption date.  The redemption is being made solely pursuant to the Notice of Redemption dated June 3, 2011, which will be delivered to the holders of the Notes by U.S. Bank National Association, the trustee under the indenture governing the Notes (the “Indenture”).

On May 17, 2011 the Company notified holders of the Notes that they have an option, pursuant to the terms of the Notes, to require the Company to purchase all or a portion of such holders’ Notes on June 15, 2011 (the “Put Option”) at a cash price equal to $1,000 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest to, but not including, June 15, 2011.  The Company has filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, as amended, containing as an exhibit thereto the Company’s notice to holders with respect to the Put Option and specifying the terms, conditions and procedures for exercising the Put Option.  As of May 25, 2011 there was approximately $371.1 million aggregate principal amount of the Notes outstanding.

The Notes may be converted at any time prior to 5:00 p.m., New York City time, on July 5, 2011 in accordance with the terms set forth in the Indenture and the Notes.  Questions regarding the redemption or requests for copies of the Notice of Redemption should be directed to the trustee at U.S. Bank National Association, Corporate Trust Services, 1349 W. Peachtree Street, Suite 1050, Atlanta, GA, 30309, Attn: Jack Ellerin, (404) 898-8830.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMERON INERNATIONAL CORPORATION

Date: June 3, 2011	By:	/s/ WILLIAM C. LEMMER
William C. Lemmer
Senior Vice President and
General Counsel